Exhibit 99.1

Advanced Biomed Inc. Announces Disposal of its Hong Kong Subsidiary

Tainan City, Taiwan, Dec. 30, 2025 (GLOBE NEWSWIRE) — Advanced Biomed Inc. (Nasdaq: ADVB) (the “Company”, “Advanced Biomed”), a biotechnology company focused on developing and commercializing innovative biomedical products for precision medicine and advanced diagnostics, today announced that on December 23, 2025, it entered into an agreement (the “Agreement”) with an unrelated third party, Wei Ha Hui (the “Buyer”), pursuant to which the Company agreed to sell 100% of the issued and outstanding shares of Advanced Biomed (HK) Limited, a Hong Kong company and a wholly owned subsidiary of the Company (the “Hong Kong Subsidiary”), for an aggregate purchase price of US$23,000 based on a valuation report commissioned by the Company, subject to the terms and conditions set forth in the Agreement.

All intellectual property owned by the Hong Kong subsidiary, including intellectual property owned by Shanghai Sglcell Biotech Co., Ltd., a wholly owned subsidiary of the Hong Kong subsidiary, was transferred to the Buyer at the closing of this transaction on December 23, 2025.

Dr. Yi Lu, CEO of the Company, commented: “In light of evolving regulatory requirements on clinical trials and data in China, and to accelerate development and commercialization of our products and solutions, we decided to divest the assets of Hong Kong and Shanghai subsidiaries. All clinical trials will now be centralized and conducted through our Taiwan subsidiary, which we believe will be part of our strategic realignment.”

About Advanced Biomed Inc.

Advanced Biomed Inc. is a Nevada corporation specializing in innovative biomedical technologies for cancer detection and precision medicine.

Operating through the subsidiary in Taiwan, the Company has developed a proprietary microfluidic platform that integrates semiconductor and biotechnology to enable advanced circulating tumor cell (CTC) detection, enrichment, and analysis. Its portfolio includes devices, biochips, and designed for cancer screening, diagnosis, treatment selection, and prognosis assessment, with regulatory clearances in progress in Taiwan and plans for future global expansion.

For more information, please visit: www.advanbiomed.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When the Company uses words such as “may, “will, “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company's expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions and other factors discussed in the documents filed with the United States Securities and Exchange Commission (the “SEC”). For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company's filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

For more information, please contact:

Advanced Biomed Inc.

Steven I-Fang Cheng

Email:      info@advbiomedicine.com

invest@advbiomedicine.com